SCHEDULE A
Directors and Officers of Star Equity Holdings, Inc.

Name and Position	Principal Occupation	Principal Business Address	Citizenship
Jeffrey E. Eberwein – Director, Executive Chairman of the Board	Chief Executive Officer of Hudson Global Inc. and Executive Chairman of Star Equity Holdings	53 Forest Ave., Suite 101, Old Greenwich, Connecticut 06870	United States
Richard K. Coleman, Jr. – Chief Executive Officer	Chief Executive Officer of Star Equity Holdings	53 Forest Ave., Suite 101, Old Greenwich, Connecticut 06870	United States
Todd Fruhbeis – Director	Managing Member; Jackson House, LLC	53 Forest Ave., Suite 101, Old Greenwich, Connecticut 06870	United States
Jennifer Palmer – Director	CEO, JPalmer Collective	53 Forest Ave., Suite 101, Old Greenwich, Connecticut 06870	United States
Louis Parks – Director	CFO and COO, Tyro Capital Management LLC	53 Forest Ave., Suite 101, Old Greenwich, Connecticut 06870	United States
David Noble – Chief Financial Officer	Chief Financial Officer of Star Equity Holdings	53 Forest Ave., Suite 101, Old Greenwich, Connecticut 06870	United States
Hannah Bible – Chief Legal Officer	Chief Legal Officer of Star Equity Holdings	53 Forest Ave., Suite 101, Old Greenwich, Connecticut 06870	United States